News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com

                             For Immediate Release

        Southwest Georgia Financial Corporation Announces Earnings per
                 Share of $0.18 for the Third Quarter of 2009

                    *  Total loans grew 9.8% year-over-year
                    *  Total deposits were up 6.7%
                    *  Loan loss reserve coverage at 1.54%
                    *  Book value  expands 9% to $9.83 per share
                        from prior year

MOULTRIE, GEORGIA, October 26, 2009 -- Southwest Georgia Financial Corporation (NYSE Amex: SGB), a full service community bank holding company, today reported net income of $467 thousand, or $0.18 per diluted share, for the third quarter of 2009, up from a net loss of $2.67 million, or $1.05 per diluted share, for the third quarter of 2008. Reductions in salary and employee benefits of $264 thousand, or 13%, in the recent quarter helped to offset the effect of a $140 thousand provision for loan loss. Last year's third quarter results were negatively impacted by a $4.11 million non-cash loss related to the impairment of equity securities and a $1.00 million loss sustained by the commercial mortgage banking subsidiary.

DeWitt Drew, President and CEO commented, "Our position in our markets enabled us to attract new relationships resulting in another quarter of solid loan and core deposit growth. We were very pleased with our ability to manage and improve our funding costs. However, persistent economic and financial challenges for our customers and the markets we serve continue to impact credit quality and therefore, in the third quarter of 2009, we recorded a $140 thousand loan loss provision. For the nine-month period, we have provisioned $386 thousand. This compares with no provision in the corresponding periods of 2008 and is directly reflective of the weak economic environment in Georgia."

Return on average equity for the third quarter of 2009 was 7.71% compared with a negative 42.53% for the same period in 2008. Return on average assets for the quarter was 0.67%, an increase from negative 3.99% when compared with the same period in 2008.

Balance Sheet Trends and Asset Quality

At September 30, 2009, total assets were $278.4 million, compared with $266.1 million at the end of last year's third quarter. This increase was primarily due to loan and core deposit growth. Total net loans increased $13.9 million, or 9.8%, to $154.9 million compared with $141.1 million at September 30, 2008. Year-over-year quarter-end total deposits were up $14.1 million, or 6.7%, to $223.2 million.

The loan loss reserve coverage over total loans declined to 1.54%, while nonperforming assets to total assets grew to 1.94%, a 54 basis point increase over last year. The level of nonperforming assets was due

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primarily to one large foreclosed commercial property.  That property has been under construction and the cost of improvements are now fully funded. Southwest Georgia Financial Corporation's total risk-based capital ratio was 15.74% at September 30, 2009, significantly exceeding the regulatory guidelines for a well capitalized financial institution (see accompanying table).

Shareholders' equity was $25.0 million as of September 30, 2009, up from $22.9 million at September 30, 2008. On a per share basis, book value at quarter end was $9.83, up from $8.98 at the end of the 2008 third quarter. The increase in shareholders' equity and book value per share were primarily due to the net income retained in the current year. The Company has approximately 2.55 million shares of common stock outstanding.

Revenue and Expenses

Net interest income for the third quarter of 2009 improved slightly to $2.49 million compared with $2.43 million for the same period in 2008, as lower costs of deposits and borrowings more than offset the decline in interest income. Net interest income after a $140 thousand provision for loan losses for the third quarter of 2009 was $2.35 million. The Company did not recognize a provision in the 2008 third quarter. For the third quarter of 2009, total interest income was $3.40 million and total interest expense was $912 thousand, compared with $3.71 million and $1.28 million, respectively, from the same period a year ago. The Company's net interest margin was 4.13% for the third quarter of 2009, down slightly from the same period last year.

Noninterest income, which was 27.5% of the Company's total revenue for the quarter, increased to $1.29 million, when compared with a negative $2.84 million for the third quarter of 2008. As previously noted, the 2008 third quarter was impacted by a $4.11 million non-cash loss on the impairment of equity securities. Excluding the non-cash charge, noninterest income in the third quarter of 2009 improved $30 thousand over the prior year period. Mortgage banking services revenue was relatively flat when compared with the third quarter of 2008. Trust services and retail brokerage services revenue decreased $32 thousand and $33 thousand, respectively, in the third quarter of 2009. These decreases were offset by an increase in service charges on deposit accounts of $72 thousand, or 18.0%, when compared with last year's third quarter.

Total noninterest expense for the third quarter of 2009 decreased $1.21 million, or 28.7%, to $3.02 million from $4.23 million for the third quarter of last year. Excluding the $1.0 million loss related to mortgage banking services in the third quarter of 2008, total noninterest expense improved
$211 thousand over last year.   In the third quarter of 2009, salaries and
employee benefits decreased $264 thousand, or 13.5%. Other operating expenses increased $58 thousand when compared with the prior year's third quarter mainly due to $41 thousand in higher legal expenses, which were related to the mortgage banking services loss, and an $87 thousand increase in FDIC insurance assessment.

Mr. Drew continued, "Our growth in loans, deposits and our ability to maintain a solid net interest margin reflect the success we are having in this challenging environment. The bank remains very well-capitalized, and by continuing to provide our customers with superior products and services, we believe we are well-positioned to take advantage of the current market

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and grow our balance sheet as we extend our footprint into the Valdosta market. We continue to pursue acquisition opportunities, but recognize our limitations. We are not willing to overextend ourselves and jeopardize our current franchise for growth."

Review of First Nine Months of 2009

For the first nine months of 2009, net income was $1.11 million, or $0.43 per diluted share, compared with a net loss of $1.16 million, or $0.46 per diluted share, for the same period in 2008. Negatively impacting the 2009 year-to-date results were a $677 thousand decline in income from mortgage banking services and a $386 thousand increase in loan loss provision. The first nine months of 2008 were impacted by the unusual losses at our mortgage banking subsidiary and on the impairment of equity securities.

For the first nine months of this year, return on average equity increased to 6.19% compared with negative 5.89% for the same period last year. Return on average assets increased to 0.54% for the current nine-month period, compared with negative 0.56% for the same period in 2008.

Reduced interest paid on deposits and borrowings for the first nine months of 2009 more than offset the $1.31 million decline in total interest income, when compared with the same period in 2008. This resulted in a $203 thousand increase in net interest income to $7.32 million for the first nine months of 2009, compared with $7.11 million for the same period in 2008. The Company recognized a $386 thousand provision for loan losses which reduced net interest income after provision to $6.93 million for the nine months of 2009, compared with $7.11 million for the same period in 2008. Net interest margin improved 15 basis points to 4.11% for the first nine months of 2009, when compared with the same period a year ago.

For the first nine months of 2009, noninterest income was $3.72 million, up from $358 thousand in the same period of 2008. Excluding last year's loss on the impairment of equity securities of $4.11 million, 2009 year-to-date noninterest income was down $745 thousand when compared with the same period last year. The majority of the decline was a result of a drop in mortgage banking services revenue of $677 thousand, or 39.5%, when compared with same period last year. Other contributing factors included, income from insurance services which decreased $67 thousand, and revenue from trust services and retail brokerage services which decreased $55 thousand and $85 thousand, respectively. These decreases were partially offset by an increase in service charges on deposit accounts of $116 thousand in the first nine months of 2009, when compared with the same period last year.

Noninterest expense decreased $826 thousand to $9.36 million for the first nine months of 2009 compared with the same period last year, primarily due to a nonrecurring third quarter 2008 mortgage banking loss of $1.00 million. Excluding this loss, noninterest expenses increased $176 thousand when compared with the nine months ended September 30, 2008. Driving the increase were other operating expenses which were higher due to increased legal and FDIC insurance fees of $774 thousand and $341 thousand, respectively, offset partially by a decrease in salary and employee benefits of $628 thousand. The salary and employee benefits decline was primarily a result of staff reductions.




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Dividends

In March of 2009, the Company suspended its regular cash dividend. The decision enabled the Company to have financial flexibility by retaining equity necessary to support efforts to capture greater market share, grow its loan portfolio, and expand outside of its historic footprint. Conditions will continue to be evaluated, and when the economic environment stabilizes, the Company will consider a dividend payout.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $278 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. In addition to conventional banking services, the bank provides investment planning and management, trust management, mortgage banking, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which is located in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.


SAFE HARBOR STATEMENT
This news release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: the ability of the bank to manage the interest rate environment, the success of reducing operating costs, overall economic conditions, customer preferences, the impact of competition, the ability to execute its strategy for growth. Additional information regarding these risks and other factors that could cause the Company's actual results to differ materially from our expectations is contained in the Company's filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, Southwest Georgia Financial undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial tables follow.





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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENT OF CONDITION

                 (Dollars in thousands except per share data)

                                        (Unaudited)    (Audited)  (Unaudited)
                                       September 30, December 31, September 30,
                                             2009        2008        2008
ASSETS
Cash and due from banks                    $   8,542  $   7,470  $   6,951
Interest-bearing deposits in banks             4,151         30         28
Investment securities available for sale      78,674     83,212     87,282
Investment securities held to maturity         9,653     12,108     13,108
Federal Home Loan Bank stock, at cost          1,650      1,618      1,618
Loans, less unearned income and discount     157,377    149,070    143,468
   Allowance for loan losses                (  2,428)  (  2,376)  (  2,387)
      Net loans                              154,949    146,694    141,081
Premises and equipment                         7,362      5,783      5,979
Foreclosed assets, net                         3,867        211        211
Intangible assets                                900      1,056      1,108
Other assets                                   8,676      9,115      8,742
      Total assets                         $ 278,424  $ 267,297  $ 266,108
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
 NOW accounts                              $  23,542  $  25,283  $  26,839
 Money market                                 39,366     35,701     35,179
 Savings                                      21,467     21,213     21,883
 Certificates of deposit $100,000 and over    30,289     28,755     29,294
 Other time accounts                          73,486     64,216     64,806
      Total interest-bearing deposits        188,150    175,168    178,001
 Noninterest-bearing deposits                 35,004     39,373     31,081
      Total deposits                         223,154    214,541    209,082

 Federal funds purchased                           0        430      6,230
 Other borrowings                              5,000     15,000     15,114
 Long-term debt                               21,000     10,000     10,000
 Accounts payable and accrued liabilities      4,233      4,010      2,795
      Total liabilities                      253,387    243,981    243,221
Shareholders' equity:
 Common stock - par value $1; 5,000,000
  shares authorized; 4,293,835 shares
  issued (*)                                   4,294      4,294      4,294
 Additional paid-in capital                   31,702     31,701     31,702
 Retained earnings                            15,619     14,512     14,806
 Accumulated other comprehensive income     (    464)  (  1,077)  (  1,801)
      Total                                   51,151     49,430     49,001
Treasury stock - at cost (**)               ( 26,114)  ( 26,114)  ( 26,114)
      Total shareholders' equity              25,037     23,316     22,887
      Total liabilities and
       shareholders' equity                $ 278,424  $ 267,297  $ 266,108

*  Common stock - shares outstanding       2,547,837  2,547,837  2,547,837
** Treasury stock - shares                 1,745,998  1,745,998  1,745,998

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
                  SOUTHWEST  GEORGIA  FINANCIAL  CORPORATION
                  CONSOLIDATED  INCOME STATEMENT (unaudited*)
                 (Dollars in thousands except per share data)

                                          For the Three Months  For the Nine Months
                                           Ended September 30,   Ended September 30,
                                               2009*    2008*      2009*      2008*
Interest income:
 Interest and fees on loans                 $  2,386  $  2,386   $  7,023  $  7,090
 Interest and dividend on securities
  available for sale                             905     1,173      2,758     3,080
 Interest on securities held to maturity         104       132        316       817
 Dividends on Federal Home Loan Bank stock         2        10          2        60
 Interest on federal funds sold                    0         0          0        90
 Interest on deposits in banks                     6        12         22       290
     Total interest income                     3,403     3,713     10,121    11,427
Interest expense:
 Interest on deposits                            710     1,048      2,228     3,521
 Interest on federal funds purchased               1        16          1        16
 Interest on other borrowings                     12       191        134       603
 Interest on long-term debt                      189        29        442       174
     Total interest expense                      912     1,284      2,805     4,314
     Net interest income                       2,491     2,429      7,316     7,113
Provision for loan losses                        140         0        386         0
     Net interest income after provision
      for losses on loans                      2,351     2,429      6,930     7,113
Noninterest income:
 Service charges on deposit accounts             472       400      1,321     1,205
 Income from trust services                       47        79        158       213
 Income from retail brokerage services            53        86        188       273
 Income from insurance services                  231       240        796       863
 Income from mortgage banking services           411       417      1,038     1,715
 Net gain on the sale or
  abandonment of assets                            0         0          0        13
 Net gain on the sale of securities               34         0         34         0
 Net (loss) on the impairment of
  equity securities                                0    (4,105)         0    (4,105)
 Other income                                     46        42        183       181
     Total noninterest income (loss)           1,294    (2,841)     3,718       358
Noninterest expense:
 Salary and employee benefits                  1,693     1,957      4,865     5,493
 Occupancy expense                               219       227        637       654
 Equipment expense                               167       165        495       489
 Data processing expense                         170       169        520       472
 Amortization of intangible assets                52        52        156       175
 Losses related to mortgage banking services       0     1,002          0     1,002
 Other operating expense                         719       661      2,691     1,905
     Total noninterest expense                 3,020     4,233      9,364    10,190
Income (loss) before income tax expense          625    (4,645)     1,284    (2,719)
Provision for income taxes                       158    (1,979)       177    (1,556)
     Net income (loss)                      $    467  $ (2,666)  $  1,107  $ (1,163)
Net income (loss) per share, basic          $   0.18  $  (1.05)  $   0.43  $  (0.46)
Net income (loss) per share, diluted        $   0.18  $  (1.05)  $   0.43  $  (0.46)
Dividends paid per share                    $    -    $   0.14   $   0.07  $   0.42
Basic weighted average shares outstanding   2,547,837 2,547,837  2,547,837  2,547,956
Diluted weighted average shares outstanding 2,547,837 2,553,653  2,547,837  2,552,591
                                    -MORE-

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                             Financial Highlights
                 (Dollars in thousands except per share data)

At September 30                            2009           2008
Assets                                  $ 278,424      $ 266,108
Loans, less unearned income & discount    157,377        143,468
Deposits                                  223,154        209,082
Shareholders' equity                       25,037         22,887
Book value per share                         9.83           8.98
Loan loss reserve/loans                      1.54%          1.66%
Nonperforming assets/total assets            1.94%          1.40%

                                  Three Months Ended    Nine Months Ended
                                     September 30,        September 30,
                                     2009     2008         2009    2008
Net income (loss)                   $  467  $(2,666)   $  1,107  $(1,163)
Earnings (loss) per share, basic      0.18    (1.05)       0.43    (0.46)
Earnings (loss) per share, diluted    0.18    (1.05)       0.43    (0.46)
Dividends paid per share                -      0.14        0.07     0.42
Return on assets                      0.67%   (3.99)%      0.54%   (0.56)%
Return on equity                      7.71%  (42.53)%      6.19%   (5.89)%
Net interest margin (tax equivalent)  4.13%    4.19%       4.11%    3.96%
Net charge offs (recoveries)/
 average loans                        0.57%  (0.01)%       0.30%    0.01%

Quarterly                   3rd Qtr  2nd Qtr  1st Qtr   4th Qtr    3rd Qtr
Averages                      2009     2009     2009      2008      2008
Assets                    $278,502  $274,125  $272,771  $266,865   $267,371
Loans, less unearned
 income & discount         154,422   150,043   148,824   145,900    138,768
Deposits                   225,634   226,345   223,387   214,420    216,554
Equity                      24,237    23,752    23,504    23,017     25,065
Return on assets              0.67%     0.38%     0.56%    (0.17)%    (3.99)%
Return on equity              7.71%     4.37%     6.48%    (2.02)%   (42.53)%
Net income (loss)         $    467  $    259  $    381  $   (116)   $(2,666)
Net income (loss) per
 share, basic             $   0.18  $   0.10  $   0.15  $  (0.04)   $ (1.05)
Net income (loss) per
 share, diluted           $   0.18  $   0.10  $   0.15  $  (0.04)   $ (1.05)
Dividends paid per share  $     -   $     -   $   0.07  $   0.14    $  0.14






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
                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                           Risk Based Capital Ratios

                               Southwest Georgia
                             Financial Corporation     Regulatory Guidelines
                                                        For Well    Minimum
Risk Based Capital Ratios     September 30, 2009      Capitalized  Guidelines
Tier 1 capital                     14.49%                6.00%       4.00%
Total risk based capital           15.74%               10.00%       8.00%
Tier 1 leverage ratio               8.85%                5.00%       3.00%

                                   Southwest
                                 Georgia Bank          Regulatory Guidelines
                                                        For Well    Minimum
Risk Based Capital Ratios      September 30, 2009     Capitalized  Guidelines
Tier 1 capital                      13.84%               6.00%       4.00%
Total risk based capital            15.09%              10.00%       8.00%
Tier 1 leverage ratio                8.45%               5.00%       3.00%

































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